This term sheet, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This term sheet and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Subject to Completion Preliminary Term Sheet dated June 18, 2026

Preliminary Term Sheet No. 16,744

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-293641; 333-293641-01 (To Prospectus dated April 8, 2026,

Tax Supplement dated April 8, 2026 and
Product Supplement dated April 8, 2026)

Units $10 principal amount per unit CUSIP No. 61780N420	Pricing Date* Settlement Date* Maturity Date*	June , 2026 June , 2026 June , 2031
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Morgan Stanley Finance LLC

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Maturity of approximately 5 years.

￭1.5-to-1 upside exposure to increases in the Basket, subject to a capped return of [180.00% to 220.00%]

￭1-to-1 downside exposure to decreases in the Basket, with up to 100% of your principal at risk

￭The Basket will be comprised of fifteen stocks as specified under “The Basket” herein (the “Basket Stocks”). Each of the Basket Stocks will be given an approximately equal weight.

￭All payments are subject to the credit risk of Morgan Stanley Finance LLC, as issuer of the notes, and the credit risk of Morgan Stanley, as guarantor of the notes.

￭No periodic interest payments.

￭Limited secondary market liquidity, with no exchange listing.

The notes are being issued by Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-9 of this term sheet and “Risk Factors” on page PS-8 of the accompanying product supplement, “Risk Factors” on page PS-4 of the accompanying tax supplement and page 7 of the accompanying prospectus.

The initial estimated value of the notes as of the pricing date is expected to be $9.142 per unit, or within $0.25 of that estimate, which is less than the public offering price listed below. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Market Measure, instruments based on the Market Measure, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Summary” on the following page, “Risk Factors” beginning on page TS-9 of this preliminary term sheet and “Structuring the Notes” on page TS-30 of this preliminary term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense. The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal-at-risk notes, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$
Underwriting discount(1)	$ 0.20	$
$ 0.05
Proceeds, before expenses, to MSFL(2)	$ 9.75	$

(1)The underwriting discount reflects a sales commission of $0.20 per note and a structuring fee of $0.05 per note.

(2)See “Use of proceeds and hedging” in the accompanying product supplement.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Morgan Stanley & Co. LLC

June , 2026

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

Summary

The Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031 (the “notes”) are senior unsecured medium-term notes issued by MSFL. Payments on the notes are fully and unconditionally guaranteed by Morgan Stanley. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all other unsubordinated and unsecured obligations of MSFL from time to time outstanding, except obligations that are subject to any priorities or preferences by law. The guarantee of the notes will rank equally in right of payment with all other unsubordinated and unsecured obligations of Morgan Stanley, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to our and Morgan Stanley’s credit risk. If we default on our obligations under the notes, you could lose some or all of your investment. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the basket of fifteen stocks described below, is greater than the Starting Value. If the Ending Value is equal to the Starting Value, you will receive the principal amount of your notes. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our and Morgan Stanley’s credit risk. See “Terms of the Notes” below.

The original issue price of each note is $10. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes, on the pricing date will be less than $10. We estimate that the value of each note on the pricing date will be approximately $9.142 per unit, or within $0.25 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final term sheet.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the Market Measure. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Market Measure instruments based on the Market Measure, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the Participation Rate and the Capped Value, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the Market Measure, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Market Measure, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

Capped Leveraged Index Return Notes®	TS-3

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

Terms of the Notes
Issuer:	Morgan Stanley Finance LLC (“MSFL”)
Guarantor:	Morgan Stanley
Principal Amount:	$10.00 per unit
Term:	5 years
Market Measure:

An approximately equally weighted basket (the “Basket”) comprised of fifteen stocks. See “The Basket” herein for information about the Basket Stocks, including ticker symbols and weightings on the pricing date. We refer to each of their issuers as an “Underlying Company.”

Redemption Amount

On the maturity date, you will receive a cash payment per unit determined as follows:

●If the Ending Value is greater than the Starting Value:

subject to the Capped Value

●If the Ending Value is equal to the Starting Value:

Principal Amount

●If the Ending Value is less than the Starting Value:

Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:

The value of the Basket on the Final Calculation Day, calculated as specified in “The Basket” below and “Baskets—Value of the Basket” beginning on page PS-50 of the accompanying product supplement. The scheduled Final Calculation Day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-32 of the accompanying product supplement

Price Multiplier:	1, for each Basket Stock, subject to adjustment for certain corporate events relating to that Basket Stock, as described beginning on PS-42 of the accompanying product supplement.
Participation Rate:	150%
Capped Value:	[$28.00 to $32.00] per unit, which represents a return of [180.00% to 220.00%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Final Calculation Day/Maturity Valuation Period:	Approximately the fifth scheduled Market Measure Business Day immediately preceding the maturity date.
Fees and Charges:	The underwriting discount of $0.25 per unit listed on the cover page.
Calculation Agent:	Morgan Stanley & Co. LLC (“MS&Co.”), an affiliate of MSFL.

Capped Leveraged Index Return Notes®	TS-4

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

Redemption Amount Determination
On the maturity date, you will receive a cash payment per unit determined as follows:
You will receive per unit, up to a maximum payment not to exceed the Capped Value:
You will receive per unit: You will lose all or a portion of your investment if the Ending Value is less than the Starting Value.

Capped Leveraged Index Return Notes®	TS-5

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

The terms and risks of the notes are contained in this term sheet and in the following:

￭Product supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005460/dp244130_424b2-psml.htm

￭Tax supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005451/dp244874_424b2-sats.htm

￭Prospectus dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005450/dp244347_424b2-basepro.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, Morgan Stanley and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to MSFL, and not to Morgan Stanley.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

￭You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.

￭You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to the Ending Value.

￭You accept that the return on the notes will be capped.

￭You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

￭You are willing to forgo dividends or other benefits of owning the Basket Stocks.

￭You are willing to accept a limited or no market for sales for the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and Morgan Stanley’s actual and perceived creditworthiness, Morgan Stanley’s internal funding rate and fees and charges on the notes.

￭You are willing to assume our credit risk, as issuer of the notes, and Morgan Stanley’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

￭You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

￭You seek an uncapped return on your investment.

￭You seek 100% principal repayment or preservation of capital.

￭You seek interest payments or other current income on your investment.

￭You want to receive dividends or other distributions paid on the Basket Stocks.

￭You seek an investment for which there will be a liquid secondary market.

￭You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take Morgan Stanley’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Leveraged Index Return Notes®	TS-6

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

Hypothetical Payout Profile and Examples of Payments at Maturity

Capped Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 150%, and a hypothetical Capped Value of $30.00 per unit (the midpoint of the Capped Value range of [$28.00 to $32.00]). The green line reflects the return on the notes, while the dotted gray line reflects the return of a direct investment in the Basket Stocks, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100.00, the Participation Rate of 150%, a hypothetical Capped Value of $30.00 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and Capped Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent hypothetical historical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending Value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in the Basket Stocks directly. All payments on the notes are subject to issuer and guarantor credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Return on the Notes
0.00	-100.00%	$0.00	-100.00%
20.00	-80.00%	$2.00	-80.00%
40.00	-60.00%	$4.00	-60.00%
80.00	-20.00%	$8.00	-20.00%
100.00(1)	0.00%	$10.00	0.00%
120.00	20.00%	$13.00	30.00%
140.00	40.00%	$16.00	60.00%
160.00	60.00%	$19.00	90.00%
180.00	80.00%	$22.00	120.00%
200.00	100.00%	$25.00	150.00%
233.34	133.34%	$30.00(2)	200.00%
240.00	140.00%	$30.00	200.00%
260.00	160.00%	$30.00	200.00%
280.00	180.00%	$30.00	200.00%
1)	The Starting Value will be set to 100.00 on the pricing date.
2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Capped Leveraged Index Return Notes®	TS-7

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 50.00
= $5.00 Redemption Amount per unit

Example 2
The Ending Value is 105.00, or 105.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 105.00
= $10.75 Redemption Amount per unit

Example 3
The Ending Value is 260.00, or 260.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 260.00
= $34.00, however, because the Redemption Amount for the notes cannot exceed the hypothetical Capped Value, the Redemption Amount will be $30.00 per unit.

Capped Leveraged Index Return Notes®	TS-8

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, tax supplement and prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Structure-related Risks

￭Your investment may result in a loss; there may be no minimum return of principal. Unlike ordinary debt securities, the notes do not guarantee the repayment of principal. If the Ending Value is less than the Starting Value, you may lose all or a significant portion of your investment at maturity if the value of the Market Measure decreases over the term of the notes.

￭The payment on the notes may be limited to a maximum return and may be less than a comparable investment in the Market Measure or any of its Basket Stocks. Where the Ending Value is greater than the Starting Value, the appreciation potential of the notes is limited by the Capped Value. Although the participation rate provides enhanced exposure to any increase in the Ending Value of the Market Measure over the Starting Value, if the Market Measure appreciates over the term of the securities, under no circumstances will the payment at maturity exceed the Capped Value.

￭Payments on the notes will not reflect changes in the value of the Market Measure other than on the Final Calculation Day. Payments on the notes will not reflect changes in the value of the Market Measure other than on Final Calculation Day. As a result, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Starting Value on the Final Calculation Day, even if the value of the Market Measure was greater than the Starting Value prior to such Final Calculation Day.

￭Changes in the values of one or more of the Basket Stocks may be offset by changes in the values of one or more of the other Basket Stocks. Changes in the values of one or more of the Basket Stocks may not correlate with changes in the values of one or more of the other Basket Stocks. The values of one or more Basket Stocks may increase, while the values of one or more of the other Basket Stocks may decrease or not increase as much. Therefore, in calculating the value of the Basket at any time, increases in the value of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the values of one or more of the other Basket Stocks.

￭The notes do not provide for regular interest payments. Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

￭Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of, or any amounts payable on, the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

Valuation- and Market-related Risks

￭The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The notes are not designed to be short-term trading instruments. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them in the secondary market. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may adversely affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. Factors that may influence the value of the notes include:

ovalue of the Market Measure,

ovolatility of the Market Measure,

oeconomic and other conditions generally,

ointerest rates,

odividend yields,

oour financial condition and creditworthiness, and

otime remaining to maturity.

Capped Leveraged Index Return Notes®	TS-9

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors. The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Market Measure, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount” above.

￭The notes may not be listed on any securities exchange and secondary trading may be limited. Neither MS & Co. nor MLPF&S is obligated to make a market for, or repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

￭Hedging and trading activity by our affiliates or by MLPF&S and their affiliates could potentially affect the value of the notes. Our hedging and trading activities (including trades in shares of companies included in the Market Measure) and any hedging and trading activities we and our affiliates or MLPF&S or their affiliates engage in that are not for your account or on your behalf may affect the market value and return of the notes and may create conflicts of interest with you.

￭Conflicts of interest. There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

￭No obligations for Affiliated Managers Group, Inc., Apollo Global Management, Inc., Ares Capital Corporation, Ares Management Corporation, American Express Company, Brookfield Asset Management Ltd., BlackRock, Inc., Blackstone Inc., The Carlyle Group Inc., Interactive Brokers Group, Inc., JPMorgan Chase & Co., KKR & Co. Inc., Blue Owl Capital Inc., The Charles Schwab Corporation and TPG Inc. An Underlying Company will have no obligations relating to the notes, and neither we nor our affiliates or MLPF&S or their affiliates will perform any due diligence procedures with respect to an Underlying Company in connection with this offering.

￭Investing in the notes is not the equivalent to investing in the common stock of Affiliated Managers Group, Inc., the common stock of Apollo Global Management, Inc., the common stock of Ares Capital Corporation, the class A common stock of Ares Management Corporation, the common stock of American Express Company, the class A limited voting shares of Brookfield Asset Management Ltd., the common stock of BlackRock, Inc., the common stock of Blackstone Inc., the common stock of The Carlyle Group Inc., the common stock of Interactive Brokers Group, Inc., the common stock of JPMorgan Chase & Co., the common stock of KKR & Co. Inc., the class A common stock of Blue Owl Capital Inc., the common stock of The Charles Schwab Corporation and the class A common stock of TPG Inc. You will have no rights of a holder of the Basket Stocks and you will not be entitled to receive shares of an Underlying Company or dividends or other distributions by an Underlying Company.

￭No control over Affiliated Managers Group, Inc., Apollo Global Management, Inc., Ares Capital Corporation, Ares Management Corporation, American Express Company, Brookfield Asset Management Ltd., BlackRock, Inc., Blackstone Inc., The Carlyle Group Inc., Interactive Brokers Group, Inc., JPMorgan Chase & Co., KKR & Co. Inc., Blue Owl Capital Inc., The Charles Schwab Corporation and TPG Inc. While we and our affiliates or MLPF&S and their affiliates may from time to time own securities of companies included in the Market Measure, except to the extent that Morgan Stanley’s common stock is included in the Market Measure, we and our affiliates or MLPF&S and their affiliates do not control any company included in the Market Measure, and have not verified any disclosure made by any other company.

￭Payments on the notes will not be adjusted for all corporate events that could affect the Market Measure. See "Description of the Notes—Anti-Dilution Adjustments Relating to Underlying Stocks" beginning on page PS-41 of the accompanying product supplement.

Tax-related Risks

Capped Leveraged Index Return Notes®	TS-10

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

￭The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Capped Leveraged Index Return Notes®	TS-11

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the prices of the Basket Stocks from the Starting Value to the Ending Value of the Basket. The Basket Stocks are described in the section “The Basket Stocks” below. Each Basket Stock will be assigned an initial weight on the pricing date, as set forth in the table below.

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

For more information on the calculation of the value of the Basket, please see the section entitled “Baskets—Value of the Basket” beginning on page PS-51 of the accompanying product supplement.

Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
The Common Stock of Affiliated Managers Group, Inc.	AMG	6.67%	$357.50	0.01865734	6.67
The Common Stock of Apollo Global Management, Inc.	APO	6.67%	$138.48	0.04816580	6.67
The Common Stock of Ares Capital Corporation	ARCC	6.67%	$18.62	0.35821697	6.67
The Class A Common Stock of Ares Management Corporation	ARES	6.67%	$134.98	0.04941473	6.67
The Common Stock of American Express Company	AXP	6.67%	$340.74	0.01957504	6.67
The Class A Limited Voting Shares of Brookfield Asset Management Ltd.	BAM	6.67%	$48.58	0.13729930	6.67
The Common Stock of BlackRock, Inc.	BLK	6.67%	$1,052.23	0.00633892	6.67
The Common Stock of Blackstone Inc.	BX	6.67%	$127.87	0.05216235	6.67
The Common Stock of The Carlyle Group Inc.	CG	6.67%	$46.83	0.14243007	6.67
The Common Stock of Interactive Brokers Group, Inc.	IBKR	6.67%	$93.10	0.07164339	6.67
The Common Stock of JPMorgan Chase & Co.	JPM	6.67%	$331.14	0.02014254	6.67
The Common Stock of KKR & Co. Inc.	KKR	6.67%	$98.97	0.06739416	6.67
The Class A Common Stock of Blue Owl Capital Inc.	OWL	6.67%	$9.84	0.67784553	6.67
The Common Stock of The Charles Schwab Corporation	SCHW	6.67%	$93.67	0.07120743	6.67

Capped Leveraged Index Return Notes®	TS-12

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

The Class A Common Stock of TPG Inc.	TPG	6.62%	$44.64	0.14829749	6.62
				Starting Value	100.00

(1)The actual Closing Market Price of each Basket Stock and the resulting actual Component Ratios will be determined on the pricing date and will be set forth in the final term sheet that will be made available in connection with sales of the notes.

(2)These were the Closing Market Prices of the Basket Stocks on June 16, 2026.

(3)Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on June 16, 2026 and rounded to eight decimal places.

The calculation agent will calculate the Ending Value of the Basket by summing the products of the Closing Market Price of each Basket Stock on the Calculation Day (multiplied by its Price Multiplier on that day) and the Component Ratio for that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described on page PS-24 of the accompanying product supplement. If a Market Disruption Event occurs with respect to a Basket Stock on the scheduled Calculation Day, the Closing Market Price of that Basket Stock will be determined as more fully described in the section entitled “Basket Market Measures—Observation Level or Ending Value of the Basket” beginning on page PS-31 of the product supplement.

The following graph shows the daily historical performance of the Market Measure in the period from December 1, 2022 through June 16, 2026. The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the closing prices of the Basket Stocks as of December 1, 2022, and a Basket value of 100.00 as of that date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

Hypothetical Historical Performance of the Basket

Capped Leveraged Index Return Notes®	TS-13

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

The Basket Stocks

Because each Basket Stock is registered under the Securities Exchange Act of 1934, as amended, each Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by each Underlying Company can be located through the SEC’s website at www.sec.gov by reference to the CIK number set forth below.

This term sheet relates only to the notes and does not relate to each Basket Stock or to any other securities of each Underlying Company. None of us, Morgan Stanley, MS&Co. or MLPF&S or our other or their affiliates has participated or will participate in the preparation of each Underlying Company’s publicly available documents. None of us, Morgan Stanley, MS&Co. or MLPF&S or our other or their affiliates has made any due diligence inquiry with respect to each Underlying Company in connection with the offering of the notes. None of us, Morgan Stanley, MS&Co. or MLPF&S or our other or their affiliates makes any representation that the publicly available documents or any other publicly available information regarding each Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of each Basket Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning each Underlying Company could affect the value of each Basket Stock and therefore could affect your return on the notes. The selection of each Basket Stock is not a recommendation to buy or sell each Basket Stock.

Affiliated Managers Group, Inc.

Affiliated Managers Group, Inc. is a global asset management company. Affiliated Managers Group, Inc. trades on the New York Stock Exchange under the symbol "AMG." The company's CIK number is 0001004434.

The following graph shows the daily historical performance of Affiliated Managers Group, Inc. on its primary exchange for the period from January 1, 2016 through June 16, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 16, 2026, the Closing Market Price of the Affiliated Managers Group, Inc. was $357.50. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of Affiliated Managers Group, Inc.

This historical data on Affiliated Managers Group, Inc. is not necessarily indicative of the future performance of Affiliated Managers Group, Inc. or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Affiliated Managers Group, Inc. during any period set forth above is not an indication that the price per share of Affiliated Managers Group, Inc. is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of Affiliated Managers Group, Inc.

Capped Leveraged Index Return Notes®	TS-14

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

Apollo Global Management, Inc.

Apollo Global Management, Inc. is a global alternative asset manager and a retirement services provider. Apollo Global Management, Inc. trades on the New York Stock Exchange under the symbol "APO." The company's CIK number is 0001411494.

The following graph shows the daily historical performance of Apollo Global Management, Inc. on its primary exchange for the period from January 1, 2016 through June 16, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 16, 2026, the Closing Market Price of the Apollo Global Management, Inc. was $138.48. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of Apollo Global Management, Inc.

This historical data on Apollo Global Management, Inc. is not necessarily indicative of the future performance of Apollo Global Management, Inc. or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Apollo Global Management, Inc. during any period set forth above is not an indication that the price per share of Apollo Global Management, Inc. is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of Apollo Global Management, Inc.

Capped Leveraged Index Return Notes®	TS-15

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

Ares Capital Corporation

Ares Capital Corporation is a business development company. Ares Capital Corporation trades on the Nasdaq Stock Market LLC under the symbol "ARCC." The company's CIK number is 0001287750.

The following graph shows the daily historical performance of Ares Capital Corporation on its primary exchange for the period from January 1, 2016 through June 16, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 16, 2026, the Closing Market Price of Ares Capital Corporation was $18.62. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of Ares Capital Corporation

This historical data on Ares Capital Corporation is not necessarily indicative of the future performance of Ares Capital Corporation or what the value of the notes may be. Any historical upward or downward trend in the price per share of Ares Capital Corporation during any period set forth above is not an indication that the price per share of Ares Capital Corporation is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of Ares Capital Corporation.

Capped Leveraged Index Return Notes®	TS-16

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

Ares Management Corporation

Ares Management Corporation is a global alternative asset manager and a retirement services provider. Ares Management Corporation trades on the New York Stock Exchange under the symbol "ARES." The company's CIK number is 0001176948.

The following graph shows the daily historical performance of Ares Management Corporation on its primary exchange for the period from January 1, 2016 through June 16, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 16, 2026, the Closing Market Price of Ares Management Corporation was $134.98. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of Ares Management Corporation

This historical data on Ares Management Corporation is not necessarily indicative of the future performance of Ares Management Corporation or what the value of the notes may be. Any historical upward or downward trend in the price per share of Ares Management Corporation during any period set forth above is not an indication that the price per share of Ares Management Corporation is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of Ares Management Corporation.

Capped Leveraged Index Return Notes®	TS-17

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

American Express Company

American Express Company is a globally integrated payments company that provides customers with access to products, insights and experiences. American Express Company trades on the New York Stock Exchange under the symbol "AXP." The company's CIK number is 0000004962.

The following graph shows the daily historical performance of American Express Company on its primary exchange for the period from January 1, 2016 through June 16, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 16, 2026, the Closing Market Price of American Express Company was $340.74. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of American Express Company

This historical data on American Express Company is not necessarily indicative of the future performance of American Express Company or what the value of the notes may be. Any historical upward or downward trend in the price per share of American Express Company during any period set forth above is not an indication that the price per share of American Express Company is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of American Express Company.

Capped Leveraged Index Return Notes®	TS-18

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

Brookfield Asset Management Ltd.

Brookfield Asset Management Ltd. is a global alternative asset manager. Brookfield Asset Management Ltd. trades on the New York Stock Exchange under the symbol "BAM." The company's CIK number is 1937926.

The following graph shows the daily historical performance of Brookfield Asset Management Ltd. on its primary exchange for the period from December 1, 2022* through June 16, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 16, 2026, the Closing Market Price of Brookfield Asset Management Ltd. was $48.58. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of Brookfield Asset Management Ltd.

*The Basket Stock began trading on December 1, 2022 and therefore has limited historical performance.

This historical data on Brookfield Asset Management Ltd. is not necessarily indicative of the future performance of Brookfield Asset Management Ltd. or what the value of the notes may be. Any historical upward or downward trend in the price per share of Brookfield Asset Management Ltd. during any period set forth above is not an indication that the price per share of Brookfield Asset Management Ltd. is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of Brookfield Asset Management Ltd.

Capped Leveraged Index Return Notes®	TS-19

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

BlackRock, Inc.

BlackRock, Inc. is an investment management firm that provides a range of investment and technology services to institutional and retail clients worldwide. BlackRock, Inc. trades on the New York Stock Exchange under the symbol "BLK." The company's CIK number is 000136474.

The following graph shows the daily historical performance of BlackRock, Inc. on its primary exchange for the period from January 1, 2016 through June 16, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 16, 2026, the Closing Market Price of BlackRock, Inc. was $1,052.23. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of BlackRock, Inc.

This historical data on BlackRock, Inc. is not necessarily indicative of the future performance of BlackRock, Inc. or what the value of the notes may be. Any historical upward or downward trend in the price per share of BlackRock, Inc. during any period set forth above is not an indication that the price per share of BlackRock, Inc. is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of BlackRock, Inc.

Capped Leveraged Index Return Notes®	TS-20

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

Blackstone Inc.

Blackstone Inc. is a global alternative asset manager. Blackstone Inc. trades on the New York Stock Exchange under the symbol "BX." The company's CIK number is 0001393818.

The following graph shows the daily historical performance of Blackstone Inc. on its primary exchange for the period from January 1, 2016 through June 16, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 16, 2026, the Closing Market Price of Blackstone Inc. was $127.87. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of Blackstone Inc.

This historical data on Blackstone Inc. is not necessarily indicative of the future performance of Blackstone Inc. or what the value of the notes may be. Any historical upward or downward trend in the price per share of Blackstone Inc. during any period set forth above is not an indication that the price per share of Blackstone Inc. is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of Blackstone Inc.

Capped Leveraged Index Return Notes®	TS-21

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

The Carlyle Group Inc.

The Carlyle Group Inc. is an investment firm that deploys private capital across three business segments: private equity, credit and investment solutions. The Carlyle Group Inc. trades on the Nasdaq Stock Market LLC under the symbol "CG." The company's CIK number is 0001527166.

The following graph shows the daily historical performance of The Carlyle Group Inc. on its primary exchange for the period from January 1, 2016 through June 16, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 16, 2026, the Closing Market Price of The Carlyle Group Inc. was $46.83. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of The Carlyle Group Inc.

This historical data on The Carlyle Group Inc. is not necessarily indicative of the future performance of The Carlyle Group Inc. or what the value of the notes may be. Any historical upward or downward trend in the price per share of The Carlyle Group Inc. during any period set forth above is not an indication that the price per share of The Carlyle Group Inc. is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of The Carlyle Group Inc.

Capped Leveraged Index Return Notes®	TS-22

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

Interactive Brokers Group, Inc.

Interactive Brokers Group, Inc. is an automated electronic broker. Interactive Brokers Group, Inc. trades on the Nasdaq Stock Market LLC under the symbol "IBKR." The company's CIK number is 0001381197.

The following graph shows the daily historical performance of Interactive Brokers Group, Inc. on its primary exchange for the period from January 1, 2016 through June 16, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 16, 2026, the Closing Market Price of Interactive Brokers Group, Inc. was $93.10. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of Interactive Brokers Group, Inc.

This historical data on Interactive Brokers Group, Inc. is not necessarily indicative of the future performance of Interactive Brokers Group, Inc. or what the value of the notes may be. Any historical upward or downward trend in the price per share of Interactive Brokers Group, Inc. during any period set forth above is not an indication that the price per share of Interactive Brokers Group, Inc. is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of Interactive Brokers Group, Inc.

Capped Leveraged Index Return Notes®	TS-23

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

JPMorgan Chase & Co.

JPMorgan Chase & Co. is a financial holding company. JPMorgan Chase & Co. trades on the New York Stock Exchange under the symbol "JPM." The company's CIK number is 0000019617.

The following graph shows the daily historical performance of JPMorgan Chase & Co. on its primary exchange for the period from January 1, 2016 through June 16, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 16, 2026, the Closing Market Price of JPMorgan Chase & Co. was $331.14. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of JPMorgan Chase & Co.

This historical data on JPMorgan Chase & Co. is not necessarily indicative of the future performance of JPMorgan Chase & Co. or what the value of the notes may be. Any historical upward or downward trend in the price per share of JPMorgan Chase & Co. during any period set forth above is not an indication that the price per share of JPMorgan Chase & Co. is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of JPMorgan Chase & Co.

Capped Leveraged Index Return Notes®	TS-24

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

KKR & Co. Inc.

KKR & Co. Inc. is an investment firm that offers asset management as well as capital markets and insurance solutions. KKR & Co. Inc. trades on the New York Stock Exchange under the symbol "KKR." The company's CIK number is 0001404912.

The following graph shows the daily historical performance of KKR & Co. Inc. on its primary exchange for the period from January 1, 2016 through June 16, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 16, 2026, the Closing Market Price of KKR & Co. Inc. was $98.97. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of KKR & Co. Inc.

This historical data on KKR & Co. Inc. is not necessarily indicative of the future performance of KKR & Co. Inc. or what the value of the notes may be. Any historical upward or downward trend in the price per share of KKR & Co. Inc. during any period set forth above is not an indication that the price per share of KKR & Co. Inc. is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of KKR & Co. Inc.

Capped Leveraged Index Return Notes®	TS-25

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

Blue Owl Capital Inc.

Blue Owl Capital Inc. is a global alternative asset manager. Blue Owl Capital Inc. trades on the New York Stock Exchange under the symbol "OWL." The company's CIK number is 1823945.

The following graph shows the daily historical performance of Blue Owl Capital Inc. on its primary exchange for the period from December 14, 2020* through June 16, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 16, 2026, the Closing Market Price of Blue Owl Capital Inc. was $9.84. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of Blue Owl Capital Inc.

*The Basket Stock began trading on December 14, 2020 and therefore has limited historical performance.

This historical data on Blue Owl Capital Inc. is not necessarily indicative of the future performance of Blue Owl Capital Inc. or what the value of the notes may be. Any historical upward or downward trend in the price per share of Blue Owl Capital Inc. during any period set forth above is not an indication that the price per share of Blue Owl Capital Inc. is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of Blue Owl Capital Inc.

Capped Leveraged Index Return Notes®	TS-26

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

The Charles Schwab Corporation

The Charles Schwab Corporation is a savings and loan holding company. The Charles Schwab Corporation trades on the New York Stock Exchange under the symbol "SCHW." The company's CIK number is 0000316709.

The following graph shows the daily historical performance of The Charles Schwab Corporation on its primary exchange for the period from January 1, 2016 through June 16, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 16, 2026, the Closing Market Price of The Charles Schwab Corporation was $93.67. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of The Charles Schwab Corporation

This historical data on The Charles Schwab Corporation is not necessarily indicative of the future performance of The Charles Schwab Corporation or what the value of the notes may be. Any historical upward or downward trend in the price per share of The Charles Schwab Corporation during any period set forth above is not an indication that the price per share of The Charles Schwab Corporation is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of The Charles Schwab Corporation.

Capped Leveraged Index Return Notes®	TS-27

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

TPG Inc.

TPG Inc. is an alternative asset manager. TPG Inc. trades on the Nasdaq Stock Market LLC under the symbol "TPG." The company's CIK number is 872657101.

The following graph shows the daily historical performance of TPG Inc. on its primary exchange for the period from January 12, 2022* through June 16, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 16, 2026, the Closing Market Price of TPG Inc. was $44.64. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of TPG Inc.

*The Basket Stock began trading on January 12, 2022 and therefore has limited historical performance.

This historical data on TPG Inc. is not necessarily indicative of the future performance of TPG Inc. or what the value of the notes may be. Any historical upward or downward trend in the price per share of TPG Inc. during any period set forth above is not an indication that the price per share of TPG Inc. is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of TPG Inc.

Capped Leveraged Index Return Notes®	TS-28

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

Supplement to the Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the notes at the issue price less the underwriting discount indicated on the cover of this document. MLPF&S will purchase the notes from MS & Co. for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet. MLPF&S will offer the notes at the public offering price set forth on the cover page hereto.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes such that for each Note the estimated value on the Trade Date will be no lower than the minimum level described in “Summary” on page TS-2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

The costs included in the original issue price of the notes will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of MLPF&S has an ownership interest in, which will reduce the economic terms of the notes to you.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MS&Co. may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MS&Co.’s trading commissions and mark-ups or mark-downs. MS&Co. may act as principal or agent in these market-making transactions; however MS&Co. is not obligated to engage in any such transactions. At MS&Co.’s discretion, for a short, undetermined initial period after the issuance of the notes, MS&Co. may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MS&Co. for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on MS&Co.’s estimate of the value of the notes if MS&Co. were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MS&Co. may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

Capped Leveraged Index Return Notes®	TS-29

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Market Measure. The related guarantees are Morgan Stanley’s obligations. As is the case for all of our and Morgan Stanley’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and Morgan Stanley’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and Morgan Stanley, Morgan Stanley typically borrows the funds under these types of notes at a rate that is more favorable to Morgan Stanley than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as Morgan Stanley’s internal funding rate, is typically lower than the rate Morgan Stanley would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Market Measure and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MS&Co. or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include MS&Co. and our other affiliates, and take into account a number of factors, including our and Morgan Stanley’s creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.

For further information, see “Risk Factors—Valuation and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-8 and PS-9, respectively, and “Use of Proceeds and Hedging” on page PS-27 of the accompanying product supplement.

Capped Leveraged Index Return Notes®	TS-30

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

United States Federal Income Tax Consequences

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Capped Leveraged Index Return Notes®	TS-31

Capped Leveraged Index Return Notes® Linked to a Basket of Fifteen Stocks, due June , 2031

Where You Can Find More Information

We and Morgan Stanley have filed a registration statement (including a product supplement, a tax supplement and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and Morgan Stanley have filed with the SEC, for more complete information about us, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or by calling MLPF&S toll-free at 1-800-294-1322.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Principal-at-Risk Notes dated April 8, 2026

Tax Supplement dated April 8, 2026

Prospectus dated April 8, 2026

Terms used but not defined in this document are defined in the accompanying product supplement, in the tax supplement or in the prospectus.

Capped Leveraged Index Return Notes®	TS-32